                                 Exhibit 5.1

May 7, 2019

National General Holdings Corp.
59 Maiden Lane, 38th Floor
New York, New York 10038

Re:    Registration Statement on Form S-8 - National General Holdings Corp. 2019 Omnibus Incentive Plan

Ladies and Gentlemen:

National General Holdings Corp., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 2,500,000 shares of Common Stock, $0.01 par value, of the Company (the “Shares”) to be issued from time to time pursuant to the terms of the National General Holdings Corp. 2019 Omnibus Incentive Plan (the “Plan”) and the authorized forms of stock option, restricted share unit or other applicable award agreements thereunder (the “Award Agreements”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, I, as General Counsel and Secretary of the Company, in connection with the preparation and filing with the Commission of the Registration Statement, have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of (a) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (b) the Plan and the Award Agreements, (c) resolutions of the board of directors of the Company, and (d) such records and documents as I have deemed advisable in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to the originals or certified copies of all documents submitted to me as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that, under the laws of the State of Delaware, when issued pursuant to the Plan and the Award Agreements, the Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, I have assumed that the resolutions authorizing the Company to issue the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. I have further assumed that each award under the Plan will be approved by the board of directors of the Company or an authorized committee of the Board of Directors.

This opinion letter is limited to the laws of the State of New York and the Delaware General Corporation Law. I express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or the State of Delaware, or as to any matters arising thereunder or relating thereto.

I hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Jeffrey Weissmann
Jeffrey Weissmann